UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2018

 ASTEC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1725 Shepherd Rd., Chattanooga, TN
(Address of principal executive offices)

Registrant's telephone number, including area code: (423) 899-5898

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry Into a Material Definitive Agreement

On July 20, 2018, Astec Industries, Inc. (the "Company"), and Astec, Inc., a wholly-owned subsidiary of the Company ("Astec" and together with the "Company," the "Astec Parties"), entered into an agreement (the "Agreement") with Highland Pellets, LLC, ("Highland Pellets"), Highland LLC ("Highland"), Arkansas Teachers Retirement System ("ATRS"), and GIP Caps Pine, L.P. ("GCP" and together with Highland Pellet, Highland and ATRS, the Highland Parties").  Under the Agreement, the Astec Parties will make certain payments totaling $68,000,000 to the Highland Parties, the last such payment being made 120 days after the date of the Agreement and forgive approximately $7,000,000 in accounts receivables due from Highland Pellets.  In exchange, the Highland Parties and the Astec Parties agreed, among other things, to terminate the sale and construction contract between Highland Pellets and Astec (the "Sale Agreement"), and the Astec Parties' performance and completion guarantee in connection therewith, and mutually released each other from any and all claims, liabilities, obligations, costs and agreements in connection therewith.  In addition, Highland and Highland LLC agreed to pay the Astec Parties $7,000,000 should the Highland wood pellet plant (the "Plant"), the subject of the Sale Agreement, satisfy certain emissions targets prior to May 1, 2019.  As of and from the date of the Agreement, Highland Pellets will be the sole and exclusive operator of the Plant and, other than the obligation to provide onsite and telephonic technical advice, neither Astec Party will have any obligation or liability in connection with the operation or ownership of the Plant.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company's next report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc. (Registrant)

Date: July 24, 2018	By:	/s/ David C. Silvious
David C. Silvious
Chief Financial Officer, Vice President and Treasurer